                                                                    EXHIBIT 10.1


                      VALLEY/DESERT CONTRIBUTION AGREEMENT

                               Table of Contents

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                                                                                                           Page No.
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

1.       Contribution of Assets........................................................................        2
         1.1  Creation of Subsidiaries; Agreement to Contribute;
              and Merger...............................................................................        2
         1.2  Excluded Assets..........................................................................        4
         1.3  Contract Assignments.....................................................................        5
         1.4  Instruments of Conveyance................................................................        6
         1.5  Consideration; Working Capital Shortage/Overage..........................................        6
         1.6  Liabilities Assumed......................................................................        8
         1.7  Liabilities Not Assumed..................................................................        8
         1.8  Closing..................................................................................       10

2.       Representations and Warranties of Parties.....................................................       11
         2.1  Existence; Good Standing; Corporate Authority............................................       11
         2.2  Authorization; Validity and Effect of Agreements.........................................       11
         2.3  Subsidiaries.............................................................................       12
         2.4  Capitalization...........................................................................       13
         2.5  Records..................................................................................       13
         2.6  Financial Statements.....................................................................       13
         2.7  Absence of Undisclosed Liabilities.......................................................       14
         2.8  Absence of Certain Changes or Events Since the
              Date of the Balance Sheets...............................................................       14
         2.9  Taxes....................................................................................       16
         2.10 Real Property............................................................................       16
         2.11 Title to Property and Assets; Sufficiency of
              Facilities Assets........................................................................       18
         2.12 Condition of Property....................................................................       19
         2.13 List of Contracts and Other Data.........................................................       19
         2.14 No Breach or Default.....................................................................       21
         2.15 Labor Controversies......................................................................       21
         2.16 Litigation...............................................................................       21
         2.17 Patents; Trademarks, Etc.................................................................       22
         2.18 Licenses; Permits; Authorizations........................................................       22
         2.19 Compliance with Applicable Law;
              Environmental Laws.......................................................................       22
         2.20 Employee Benefit Plans; Employees and Employee
              Relations................................................................................       25
         2.21 Adverse Agreements; No Adverse Change....................................................       26
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


         2.22 Trade Notes and Accounts Receivable; Trade
              Accounts Payable; Prepaid Contracts............................................................    26
         2.23 Inventories and Supplies.......................................................................    27
         2.24 Illegal Payments...............................................................................    27
         2.25 Insurance Policies.............................................................................    27

         2.26 Professional Staff, Medicare, Medicaid
              and Other Health Care Programs.................................................................    28
         2.27 Facility Surveys...............................................................................    29
         2.28 Related Party Transactions.....................................................................    29
         2.29 No Brokers.....................................................................................    29
         2.30 No Misrepresentation or Omission...............................................................    29

3.       [Intentionally Omitted].............................................................................    30

4.       Covenants of the Parties............................................................................    30
         4.1  Access to Facilities and Additional Information................................................    30
         4.2  Operations.....................................................................................    30
         4.3  Negative Covenants.............................................................................    31
         4.4  Governmental Approvals.........................................................................    32
         4.5  Insurance Ratings..............................................................................    32
         4.6  Employees; Employee Benefit Plans..............................................................    32
         4.7  Further Acts and Assurances....................................................................    33
         4.8  Summerlin Transaction..........................................................................    33
         4.9  Additional Properties and Assets...............................................................    34

5.       Matters Pertaining to the Company...................................................................    34
         5.1  Employee Matters...............................................................................    34
         5.2  Further Acts and Assurances....................................................................    34

6.       Conditions of Closing...............................................................................    35
         6.1  Conditions of Closing..........................................................................    35

7.       Nature and Survival of Representations and Warranties;
         Indemnification.....................................................................................    38
         7.1  Events of Default..............................................................................    38
         7.2  Survival of Representations, Etc...............................................................    38
         7.3  Indemnification................................................................................    38
         7.4  Representation, Cooperation and Settlement.....................................................    39

8.       Transactions Subsequent to the Closing Date.........................................................    40
         8.1  Access to Records..............................................................................    40
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

         8.2  Litigation Cooperation........................................................................     40

9.       Termination........................................................................................     41
         9.1  Methods of Termination........................................................................     41
         9.2  Procedure Upon Termination....................................................................     41

10.      Miscellaneous......................................................................................     41
         10.1 Notice........................................................................................     41
         10.2 Execution of Additional Documents.............................................................     43
         10.3 Waivers and Amendment.........................................................................     43
         10.4 Expenses......................................................................................     44
         10.5 Occurrence of Conditions Precedent............................................................     44
         10.6 Confidentiality Obligations; Public Announcements.............................................     44
         10.7 Binding Effect; Benefits......................................................................     45
         10.8 Entire Agreement..............................................................................     45
         10.9 Governing Law.................................................................................     45
         10.10 Counterparts.................................................................................     45
         10.11 Headings.....................................................................................     45
         10.12 Incorporation of Exhibits and Schedules......................................................     45
         10.13 Severability.................................................................................     46
         10.14 Assignability................................................................................     46

         Joinder Agreement - Universal Health Services, Inc.................................................     48
         Joinder Agreement - Quorum Health Group, Inc.......................................................     49

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


                      VALLEY/DESERT CONTRIBUTION AGREEMENT

         This Agreement (the "Agreement") is dated this 30th day of January, 1998, by and among Valley Hospital Medical Center, Inc., a Nevada corporation ("Valley") and NC-DSH, Inc., a Nevada corporation ("Desert Springs")(Valley and Desert Springs are sometimes hereinafter referred to collectively as the "Parties" and individually as a "Party").

                                   WITNESSETH:

         WHEREAS, Valley owns all of the right, title and interest in and to certain assets used to operate Valley Hospital Medical Center and certain related businesses operated by Valley in and around Las Vegas, Nevada (collectively, the "UHS Facilities"); and

         WHEREAS, Desert Springs owns all of the right, title and interest in and to certain assets used to operate Desert Springs Hospital and certain related businesses operated by Desert Springs in and around Las Vegas, Nevada (collectively, the "Quorum Facilities"); and

         WHEREAS, the Parties desire to combine the UHS Facilities and the Quorum Facilities and operate such combined facilities as a limited liability company pursuant to the Limited Liability Company Act as enacted in the State of Delaware (the "LLC Act"); and

         WHEREAS, pursuant to the terms of this Agreement Valley desires to contribute the UHS Facilities in exchange for a seventy-two and one-half percent (72.5%) membership interest in such limited liability company; and

         WHEREAS, pursuant to the terms of this Agreement Desert Springs desires to contribute the Quorum Facilities in exchange for a twenty-seven and one-half percent (27.5%) membership interest in such limited liability company; and

         WHEREAS, the Parties desire to enter into this Agreement for the purpose of setting forth their respective rights and obligations as hereinafter set forth.

         NOW, THEREFORE, in consideration of the premises, the provisions and the respective agreements hereinafter set forth, the Parties, intending to be legally bound hereby, agree as follows:

         1.       Contribution of Assets.

                  1.1 Creation of Subsidiaries; Agreement to Contribute; and Merger. On or prior to the Closing Date (as hereinafter defined) Valley shall create Valley Health System LLC, a wholly owned limited liability company ("Newco UHS-1") pursuant to the LLC Act and Desert Springs shall create Newco Q LLC, a wholly owned limited liability company ("Newco Q-1") pursuant to the LLC Act. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Valley and Desert Springs shall contribute, convey, assign, transfer and deliver to Newco UHS-1 and Newco Q-1, respectively, all of their respective right, title and interest in and to the Facilities Assets (as defined below), except for the Excluded Assets (as hereinafter defined), free and clear of all liens, charges, claims, pledges, security interests and encumbrances of any nature whatsoever (collectively, "Liens"), except for Permitted Encumbrances (as hereinafter defined). Immediately following the contribution, conveyance, assignment, transfer and delivery of the Facilities Assets in accordance with the preceding sentence, Newco Q-1 shall be merged with and into Newco UHS-1 pursuant to the Agreement of Merger ("Agreement and Plan of Merger") attached hereto as Exhibit A (the "Merger"). Following the Merger, the separate corporate existence of Newco Q-1 shall cease and Newco UHS-1 shall continue as the surviving limited liability company (the "Company") with Valley owning a seventy-two and one-half percent (72.5%) membership interest in the Company and Desert Springs owning a twenty-seven and one-half percent (27.5%) membership interest in the Company. The "Facilities Assets" shall mean and include all those personal, tangible and intangible properties, and the real properties and improvements of the Parties used in connection with the operation of the UHS Facilities and the Quorum Facilities (collectively, the "Facilities") as set forth below, other than the Excluded Assets, including, without limitation,(i) the going concern value of the Facilities, if any, and (ii) the following:

                  (a) all fee or leasehold title to all real property, including the real property described in Schedule 2.10, which

Schedule identifies the property as fee or leasehold, together with all improvements, buildings and fixtures located thereon or therein, including the Facilities and all construction in progress (such real properties owned in fee are hereafter collectively, the "Real Property");

                  (b) all equipment, computers, computer hardware and software (subject to any restrictions by the licensor on the assignment thereof), tools, supplies, furniture, vehicles and other tangible personal property and assets owned or leased by the Parties related to the Facilities as of the date of this Agreement, as such items may be modified prior to the Closing Date in the ordinary course of business, and including without limitation those items set forth on Schedule 1.1(b);

                  (c) all items of inventory listed on the Balance Sheets (as hereinafter defined), as such items may be modified prior to the Closing Date in the ordinary course of business;

                  (d) all patients accounts, notes and other receivables, whether or not written off, or recorded or not recorded, exclusive of any third party cost report payables or receivables, petty cash and those prepaid expenses usable by the Company;

                  (e) all financial records located at the Facilities and all patient, medical staff, research and development, and other records (including equipment records, medical/ administrative libraries, medical records, documents, production reports and records, personnel records, catalogs, books, records, files, equipment logs and operating manuals) located at the Facilities or necessary for the operation of the Facilities;

                  (f) all of the Parties' interest in the Assumed Contracts, as defined in Section 1.3.1;

                  (g) all licenses, permits and other governmental approvals (including certificates of need), to the extent assignable, held or used by any of the Parties in connection with the ownership, development and operations of the Facilities (including any pending or approved governmental approvals regarding the Facilities);

                  (h) all marks, names, trademarks, service marks, patents, patent rights, assumed names, logos and copyrights used in the business of the Facilities;

                  (i) the interest in all property, real, personal or mixed, tangible or, to the extent assignable, intangible, arising or acquired in the ordinary and regular course of any of the Parties' business in connection with the Facilities between the date hereof and the Closing Date;

                  (j) all insurance proceeds (including applicable deductibles, copayments or self-insured requirements) arising in connection with damage to the Facilities occurring prior to the Closing Date, to the extent not expended for the repair or restoration of the Facilities;

                  (k) all assets included in the Balance Sheets generally as "inventories", "property, plant or equipment", and "other assets";

                  (l) all of the Parties' membership interests in Oasis Health System LLC (25% of which is currently owned by Valley and 50% of which is currently owned by Desert Springs); Desert Springs' 10.38% limited partnership interest in Valley View Surgery Center, L.P.; and Desert Springs' 40% partnership interest in Desert Surgery Center Limited Partnership;

                  (m) cash equal to the Working Capital Shortage (to be contributed by either Valley or Desert Springs under the terms of Section 1.5); and

                  (n) all of Desert Springs' right title and interest in and to the Plaza Surgery Center, Limited Partnership which is described in detail in Schedule 1.1(n); and

                  (o) all other property of every kind, character or description, to the extent assignable, owned by any of the Parties and used or held for use in the business of the Facilities, whether or not reflected on the Financial Statements (as hereinafter defined), located at the Facilities or necessary for the operation of the Facilities and whether or not similar to the things specifically set forth above, including the "Schwartz Sublease" (as defined in Section 6.1.14), except the Excluded Assets.

                  Except as expressly set forth in this Agreement, including the Schedules and Exhibits hereto, all of the Facilities Assets contributed by the Parties to Newco UHS-1 and Newco Q-1 shall be contributed on an "as is" basis.

                  1.2 Excluded Assets. The following items are not part of the contributions contemplated hereunder and are excluded from the Facilities Assets (collectively, the "Excluded Assets");

                  (a) all of Valley's or any of its affiliates' right, title and interest in and to the following: Goldring Surgery Center, Universal Health Network, Nevada Radiation Oncology Center and the real estate located within a fifty (50) mile radius of Las Vegas, Nevada, all of which is described in detail on Schedule 1.2(a) hereof (collectively, the "UHS Excluded Businesses");

                  (b) all of the Parties' respective deferred taxes, and intercompany receivables;

                  (c) personnel records and any other records which either of the Parties is required by law to retain in its possession, but only to the extent such records are not necessary for the continued operation of the Facilities in the manner in which they are currently being operated;

                  (d) all claims for amounts due, or that may become due from Medicare, Medicaid or any other health care payment intermediary resulting from cost reports for periods through the Closing Date;

                  (e) all refunds relating to any federal, state, local or foreign taxes paid by, or on behalf or for the benefit of a Party or, to the extent they relate to the period prior to the Closing Date, the Facilities, whether received prior to or after the Closing Date;

                  (f) any proprietary information contained in either Party's employee or operation manuals;

                  (g)      each Party's corporate and financial records;

                  (h)      cash and cash equivalents; and

                  (i) any other assets expressly designated in Schedule 1.2(i) to this Agreement as Excluded Assets.

         1.3      Contract Assignments.

                  1.3.1 Assignment of Interest in Contracts. Except for intercompany and non-physician employment contracts, on the Closing Date and upon and subject to the terms and conditions set forth in this Agreement, the Parties shall transfer or cause to be transferred and assign or cause to be assigned to Newco UHS-1 and Newco Q-1, as the case may be, and Newco UHS-1 and Newco Q-1 shall assume and perform all of the Parties' interest in (including all rights, benefits and obligations) all commitments, contracts, leases, licenses, agreements and understandings, and all outstanding offers or solicitations to enter into any of the foregoing, including those described on
Schedule 1.3.1 hereto (the "Assumed Contracts").

                  1.3.2 Consents to Assignments. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign or transfer any of the Assumed Contracts or part thereof or right or benefit arising thereunder or resulting therefrom if an attempted assignment or transfer thereof, without the consent of a third party thereto, would constitute a breach thereof or in any way affect the rights of the Company following the Merger. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would affect the rights of the Company following the Merger, so that the Company would not in fact receive all such rights, Valley or Desert Springs, as the case may be, (i) shall cooperate with the Company in its request in endeavoring to obtain such consent promptly at no cost to the Company, and (ii) if any such consent is unobtainable, shall cooperate with the Company in any reasonable arrangement (the "Assignment Substitute") designed to provide the Company the benefits under any such Assumed Contract or part thereof or any right or benefit arising thereunder or resulting therefrom, including enforcement for the benefit of the Company of any and all rights of Valley or Desert Springs against a third party arising out of the breach or cancellation by such third party or otherwise. Valley and Desert Springs shall, to the extent necessary, perform under the Assignment Substitute without a fee to the Company except the consideration being tendered hereunder.

         1.4      Instruments of Conveyance.

                  On the Closing Date, Valley shall deliver to Newco UHS-1 and Desert Springs shall deliver to Newco Q-1 such deeds (in the case of the real property and the improvements thereon described in Schedules 2.10 hereto, a special warranty deed or the equivalent thereof in use in accordance with local practice), bills of sale, endorsements, assignments and other good and sufficient instruments of conveyance and assignment, including the Schwartz Sublease as shall be effective to vest in Newco UHS-1 and Newco Q-1, as the case may be, all of the Parties' respective right, title and interest in and to the Facilities Assets, free and clear of all Liens except for the Permitted Encumbrances. Simultaneously with such delivery, the Parties will take all reasonable additional steps as may be necessary to put the Company, following the Merger, in possession of the Facilities Assets. The Parties shall pay all transfer costs, title insurance fees, recording fees and transfer or stamp taxes or similar charges payable by each of them respectively by reason of the contribution, conveyance, assignment, transfer and delivery hereunder of the Facilities Assets.

         1.5      Consideration; Working Capital Shortage/Overage.

                  1.5.1 In consideration of the transfer and conveyance of the Facilities Assets and the Merger, on the Closing Date the Parties acknowledge and agree that the Company shall issue membership interests in the Company as follows: (i) the Company shall issue a 72.5% membership interest in the Company to Valley and (ii) the Company shall issue a 27.5% membership interest in the Company to Desert Springs.

                  1.5.2 Within 45 days after the Closing Date, the Parties will determine the Working Capital Shortage to be paid to the Company by either Valley or Desert Springs or the Working Capital Overage to be retained by either Valley or Desert Springs. The Working Capital Shortage or Overage will be the amount necessary to make the Working Capital contributed by each Party equal that Party's percentage membership interest in the Company. For example, if Valley contributed $7,250,000 in Working Capital to the Company on the Closing Date and Desert Springs contributed $2,550,000 in Working Capital to the Company on the Closing Date, then the Working Capital Shortage would be $200,000 to be paid to the Company by Desert Springs or the

Working Capital Overage would be $527,272.72 which would be retained by Valley rather than contributed. The Working Capital Shortage shall be calculated and used unless Valley and Desert Springs shall agree to calculate and use the Working Capital Overage. For the sole purpose of determining the Working Capital Shortage or Overage, Working Capital will be defined as the sum of the following items that have been contributed to or assumed by the Company, all valued in accordance with generally accepted accounting principles, consistently applied (unless otherwise specified):

                  (a) patient accounts receivable, net of allowances for contractual adjustments and discounts and bad debts (computed on a basis consistent with historical practice) except that the allowance for bad debts will be equal to the amount of patient accounts receivable older than one hundred seventy-nine (179) days from discharge for inpatients or date of services for outpatients;

                  (b) plus inventories, based on a physical count at the Closing Date, priced at latest invoice cost, and including only those items and areas that have historically been counted;

                  (c) plus prepaid expenses, but only to the extent that they are usable by the Company;

                  (d) plus other receivables, net of allowances for uncollectibles;

                  (e)      less trade accounts payable;

                  (f) less accrued compensation and related taxes thereon and related liabilities, including accrued vacation, sick leave payable in cash for reasons other than actual absence, paid time off, or the like;

                  (g)      less other accrued liabilities and expenses;

                  (h) less the present value (computed using the prime rate as the discount factor) of remaining payments due under any capitalized lease included in the Assumed Contracts; and

                  (i) less any other liabilities assumed by the Company to the extent such liabilities are to be included on the balance sheet under generally accepted accounting principles.

                  Each of the Parties will work together in good faith to agree on adjustments to and the amount of Working Capital Shortage. No later than 45 days after the Closing Date, the Parties hereto shall prepare the "Final Closing Statement" reflecting the items listed above determined as set forth above. Any payment due on the Final Closing Statement shall be payable in cash, on or before the tenth day following the day the Final Closing Statement is agreed upon. If the Parties are unable to agree on the Final Closing Statement within the 45 day period, they shall appoint Coopers & Lybrand, a firm of independent certified public accountants of recognized national standing (the "Accountants"), to make such determination, which determination shall be final and binding on the Parties hereto for the purposes of this Agreement, and Valley and Desert Springs shall each pay one-half of the fee. Each Party represents that the Accountants are not its auditor.

         1.6 Liabilities Assumed. In further consideration for the contribution of the Facilities Assets, on and as of the Closing Date, subject to the exclusion of liabilities described in Section 1.7 below, the Parties acknowledge and agree that Newco UHS-1, Newco Q-1 and the Company, following the Merger, shall assume and agree to pay, perform and discharge the following liabilities (collectively, the "Assumed Liabilities"):

                  (a) all current liabilities of the Parties (except for the current portion of long term debt, accrued interest, pension plan liabilities, employer benefit plan liabilities, intercompany liabilities and self-insurance costs);

                  (b) all obligations under the Assumed Contracts and under Section 4.6 hereof; and

                  (c) such other liabilities of the Parties which the Company agrees in writing at or prior to the Closing Date that the Company will assume, which liabilities are listed on Schedule 1.6(c).

         1.7 Liabilities Not Assumed. Newco UHS-1, Newco Q-1 and the Company, following the Merger, shall assume only those liabilities and obligations specified in Section 1.6 above. Without limiting the generality of the foregoing sentence, neither Newco UHS-1, Newco Q-1 nor the Company shall assume and each Party shall retain and be responsible for the following obligations and liabilities to the extent they relate to such

Party (except to the extent reflected in the calculation of the Working Capital Shortage) (each reference in this Section 1.7 to a Party shall include such Party and its affiliates):

                  (a) any and all obligations for the payment of any long term debt existing at the Closing Date (including the current portion thereof) relating to a Party and whether or not set forth on the Balance Sheets;

                  (b)      any and all accrued interest through the Closing
Date;

                  (c) liabilities or obligations of a Party arising under Medicare, Medicaid, Blue Cross or other comparable third party payor programs (the "Government Reimbursement Programs") for periods through the Closing Date and as a result of the consummation of the transactions contemplated herein, including reimbursement recapture or any other adjustments;

                  (d) liabilities or obligations for Taxes (as hereinafter defined) of a Party in respect of periods prior to the Closing Date or resulting from the consummation of the transactions contemplated;

                  (e) liabilities under any Employee Benefit Plan (as hereinafter defined) of a Party; and liabilities for any and all EEOC, wage and hour, unemployment compensation, employee medical or workers' compensation claims relating to periods prior to the Closing Date;

                  (f) except as provided in Section 4.6 below, liabilities or obligations for any and all workers' compensation, health, disability or other benefits due to or for the benefit of any employees of a Party (or their covered dependents);

                  (g) liabilities arising out of or in connection with claims, litigations or proceedings described in Section 2.16, and claims, litigations or proceedings (whether instituted prior to or after the Closing
Date) for acts or omissions which allegedly occurred prior to or at the Closing Date;

                  (h) liabilities attributable to legal, accounting or brokerage fees, and similar costs incurred by a Party related to the contribution of any of the Facilities Assets;

                  (i) except as expressly set forth herein, liabilities arising from a Party's assignment and the Company's assumption of the Assumed Liabilities;

                  (j) liabilities for the payment by a Party of any deductibles, copayments or other self-insurance requirements relating to events occurring prior to the Closing Date;

                  (k) any and all liabilities respecting any intercompany transactions of the Parties, whether or not such transaction relates to the provision of goods and services, tax sharing arrangements, payment arrangements, intercompany charges or balances, or the like;

                  (l) except for Assumed Liabilities, any and all actual or contingent liabilities or obligations of or demands upon a Party arising from acts or omissions of either of the Parties (actual or alleged) prior to the Closing Date;

                  (m) all liabilities arising out of or in connection with the existence of Materials of Environmental Concern (as hereinafter defined) upon, about, beneath or migrating to or from any of the Real Property on or before the Closing Date or the existence on or before the Closing Date of any Environmental Claim (as hereinafter defined) or any violation of any Environmental Laws (as hereinafter defined) pertaining to such Real Property or the operation of the Facilities by a Party or any other business operated therefrom;

                  (n) any liability which allegedly occurred out of any negligence, medical malpractice or similar acts or omissions which allegedly occurred prior to the Closing Date;

                  (o) sales, income, franchise, use and other taxes payable with respect to the business or operations of a Party through the Closing Date or the transactions contemplated hereby;

                  (p) except as expressly set forth herein, liabilities for rights or remedies claimed by third parties under any of the Assumed Liabilities which broaden or vary the rights and remedies such third parties would have had against either Party if the contribution of the Facilities Assets were not to occur; and

                  (q) liabilities on account of those liens or mortgages set forth on Schedule 1.7(q).

                  With respect to Subsection 1.7(m) above, for a period of five
(5) years from and after the Closing Date, in the event that it cannot be proven that the event giving rise to a Subsection 1.7(m) liability occurred after the Closing Date then it shall be presumed to have occurred on or before the Closing Date and the Parties can rebut this presumption with a Phase I environmental study. From and after five (5) years following the Closing Date, the presumption shall shift and thereafter all events giving rise to a Subsection 1.7(m) liability shall be presumed to have occurred from and after the Closing Date.

         1.8 Closing. The closing of the transactions provided herein will be accomplished by means of overnight courier delivery and facsimile transmission or by such other method as may be agreed upon by the Parties. Upon contribution of the Facilities Assets which shall be as of 11:59 p.m. Pacific Time on January 31, 1998, and consummation of the Merger, the closing shall be deemed to be effective and shall be deemed to have occurred as of 12:01 a.m. Pacific Time on February 1, 1998 which is as of the date and time specified in the Agreement of Merger. Such date and time of effectiveness of the Merger is herein referred to as the "Closing Date".

         2. Representations and Warranties of Parties. Each of Valley and Desert Springs hereby severally represent, warrant and agree as follows (it being understood and agreed that Valley is making the following representations and warranties solely with respect to the UHS Facilities and Newco UHS-1 and not with respect to any other Party or for the other Party's Facilities, and that Desert Springs is making the following representations and warranties solely with respect to the Quorum Facilities and Newco Q-1 and not with respect to any other Party or for the other Party's Facilities):

                  2.1 Existence; Good Standing; Corporate Authority. Valley is a Nevada corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Desert Springs is a Nevada corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Each of the Parties has all requisite corporate power and authority to own its properties and carry on its business as now conducted. The copies provided to the other Party of the Articles of Incorporation and Bylaws of each of the Parties, all as amended to date, are complete and correct and presently in effect. No Party has failed to qualify in any jurisdiction in which property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary and where the failure to so qualify would have a material adverse effect on it. No Party is in default with respect to any order of any court, governmental authority or arbitration board or tribunal to which it is a party or is subject.

                  2.2 Authorization; Validity and Effect of Agreements. The execution, delivery and performance of this Agreement and all agreements and documents contemplated hereby by such Party and the consummation by it of the transactions contemplated hereby, have been duly and effectively authorized by all necessary corporate action on its part. The execution, delivery and performance of the Agreement and Plan of Merger by Newco UHS-1 or Newco Q-1, as the case may be, and the consummation by it of the transactions contemplated thereby, have been duly and effectively authorized by all necessary corporate action on its part. This Agreement, and the Agreement and Plan of Merger, constitute, and all agreements and documents contemplated hereby or thereby when executed and delivered pursuant hereto will constitute the valid and legally binding obligations of such Party or Newco UHS-1 or Newco Q-1, as the case may be, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws of general application now or hereafter in effect relating to the enforcement of creditors' rights generally and except that remedies of specific performance, injunction and other forms of equitable relief are subject to certain tests of equity jurisdiction, equitable defenses and the discretion of the court before which any proceeding therefor may be brought. Except as set forth on Schedule 2.2 hereto, the execution and delivery of this Agreement by such Party, and the execution and delivery of the Agreement and Plan of Merger by Newco UHS-1 or Newco Q-1 does not and the consummation of the transactions contemplated hereby and thereby will not, except to the extent the same would not have a material adverse effect on it:
(i) require the consent, approval or authorization of any person, corporation, partnership, joint venture or other business association or any governmental, public authority or accrediting body; (ii) violate, with or without the giving of notice or the passage of time, or both, any provisions of law or statute or any rule, regulation, order, award, judgment, or decree of any court or governmental authority applicable to such Party or Newco UHS-1 or Newco Q-1;
(iii) result in the breach or termination of any term or provision of, or constitute a default under, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or the lapse of time or both) any obligation under, or result in the creation or imposition of any lien, charge, pledge, security interest or other encumbrance upon any part of the property of such Party or Newco UHS-1 or Newco Q-1 pursuant to any provision of, any order, judgment, arbitration award, injunction, decree, indenture, mortgage, lease, license, lien, or other agreement or instrument to which such Party or Newco UHS-1 or Newco Q-1 is a party or by which it is bound, or violate any provision of the Bylaws or Articles of Incorporation of such Party, or the Certificate of Formation or Limited Liability Company Agreement of Newco UHS-1 or Newco Q-1 as amended to the date of this Agreement; or (iv) result in any suspension, revocation, impairment, forfeiture or nonrenewal of any License (as hereinafter defined) relating to the ownership and operation by such Party of health care facilities which are the subject of the transactions contemplated hereby, subject to the Company obtaining new Licenses for its operation of the Facilities.

                  2.3 Subsidiaries. Except as set forth on Schedule 2.3, none of Valley or Desert Springs owns, directly or indirectly, any debt or equity securities issued by any other corporation, or any interest in any partnership, joint venture or other business enterprise. During the period between the effective time of its creation and the effective time of the contribution of assets to it described in Section 1.1 above, neither Newco UHS-1 nor Newco Q-1 shall have conducted any business or incurred any liabilities.

                  2.4 Capitalization. The authorized capital stock of each of Valley and Desert Springs is set forth on Schedule 2.4, together with a list of the number of shares issued and outstanding and owned of record and beneficially by each of the shareholders. Except as set forth on Schedule 2.4, there are no outstanding or authorized rights, warrants, options, subscriptions, agreements or commitments of any character giving anyone any right to require such Party to sell or issue any capital stock or other securities, nor are there any voting trusts or any other agreements or understandings with respect to the voting common stock of such Party.

                  2.5 Records. The books, records and work papers of such Party will be made available to the other Party for inspection prior to the Closing Date and will contain the minutes of all meetings of directors and of shareholders and unanimous written consents reflecting all actions taken by the directors or shareholders without a meeting, have been maintained in accordance with good business practice and accurately reflect the basis for the financial condition and results of operations of such Party set forth in the financial statements referred to in Section 2.6 hereof except to the extent the same would not have a material adverse effect on it.

                  2.6 Financial Statements. Such Party has furnished true, complete and correct copies of: (i) with respect to Desert Springs: a) unaudited balance sheets as of June 30, 1996 and 1997 and related statements of income and operations for the two years then ended (the "Desert Springs Balance Sheets"), and b) unaudited balance sheet as of September 30, 1997 and related statements of income and operations for the three months then ended (the "Desert Springs Interim Balance Sheet"); and (ii) with respect to Valley: a) unaudited balance sheets as of December 31, 1995 and 1996 and related statements of income and operations for the two years then ended (the "Valley Balance Sheets"), and b) unaudited balance sheet as of September 30, 1997 and related statements of income and operations for the nine months then ended (the "Valley Interim Balance Sheet") (the Desert Springs Interim Balance Sheet and the Valley Interim Balance Sheet are referred to herein as the "Balance Sheets" and the Desert Springs Balance Sheets, the Desert Springs Interim Balance Sheet, the Valley Balance Sheets and the Valley Interim Balance Sheet are referred to herein as the "Financial Statements"). Copies of the Financial Statements are attached hereto as Schedule 2.6. The Financial Statements of each such Party are in accordance with the books and records of such Party, are complete and correct in all material respects, fully and fairly set forth the financial condition of such Party as of the dates indicated, and the results of its operations for the periods indicated, and have been prepared in accordance with generally accepted accounting principles consistently applied, except as otherwise stated therein and except for normal year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes.

                  2.7 Absence of Undisclosed Liabilities. Such Party has no liabilities or obligations of any nature, either accrued, absolute, contingent or otherwise, which are not reflected or provided for in the Financial Statements relating to it, except

(i) those arising after the date of the Balance Sheets which are in the ordinary course of business, in each case in normal amounts and none of which is materially adverse, and (ii) as and to the extent specifically described in
Schedule 2.7 hereof. Except as set forth on Schedule 2.7, such Party does not know and has no reasonable grounds to know of any reasonable basis, as of the date hereof, for assertion against it of any claim or liability of any nature in excess of $25,000 individually or $50,000 in the aggregate not fully disclosed in the Balance Sheets.

                  2.8 Absence of Certain Changes or Events Since the Date of the Balance Sheets. Except as otherwise disclosed in Schedule 2.8, since the date of the Balance Sheets such Party has not, except to the extent the same would not have a material adverse effect on it:

                           2.8.1  incurred any obligation or liability (fixed,
contingent or otherwise), except normal trade or business obligations incurred in the ordinary course of business and consistent with past practice, none of which is materially adverse, and except in connection with this Agreement and the transactions contemplated hereby;

                           2.8.2  discharged or satisfied any lien, security
interest or encumbrance or paid any obligation or liability (fixed, contingent or otherwise), including intercompany obligations and liabilities except in the ordinary course of business;

                           2.8.3  mortgaged, pledged or subjected to any Lien
any of its assets or properties (other than mechanic's, materialman's and similar statutory liens arising in the ordinary course of business and purchase money security interests arising as a matter of law between the date of delivery and payment);

                           2.8.4  sold, assigned, conveyed, transferred, leased
or otherwise disposed of, or agreed to sell, assign, convey, transfer, lease or otherwise dispose of any of its assets or properties except for a fair consideration in the ordinary course of business and consistent with past practice or, except in the ordinary course of business and consistent with past practice, acquired any assets or properties;

                           2.8.5  canceled or compromised any debt or claim in
excess of $2,500 for any individual debt or claim or $10,000 in the aggregate except patient account bad debt which is addressed in Section 2.8.14;

                           2.8.6  waived or released any rights of material
value;

                           2.8.7  made or granted any wage or salary increase
applicable to any group or classification of employees generally except merit increases and bonuses pursuant to prior personnel practices, entered into any employment contract with, or made any loan to, or entered into any material transaction of any other nature with any director, officer or employee, been the subject of any material labor dispute or, to its knowledge, threat thereof;

                           2.8.8  entered into any transaction or contract
(other than Immaterial Contracts as defined in Section 2.13.4), except (i) contracts listed on Schedule 2.8 and (ii) this Agreement and the transactions contemplated hereby;

                           2.8.9 suffered any casualty loss or damage (whether
or not such loss or damage shall have been covered by insurance) which affects in any material respect its ability to conduct business;

                           2.8.10  authorized or effected any amendment or
restatement of its articles of incorporation or bylaws, or taken any steps looking toward its dissolution or liquidation;

                           2.8.11  suffered any material adverse change in its
operations, earnings, assets, liabilities, properties or business or in its condition, financial or otherwise, other than changes in the general market conditions and prospects for the Facilities;

                           2.8.12  made capital expenditures or entered into
any commitment therefore which, in the aggregate, exceed $500,000;

                           2.8.13  suffered any material adverse change in its
relations with, or any material loss or, to its knowledge, material adverse threatened loss of any of its material suppliers, managed care contracts, or Medicare or Medicaid contracts;

                           2.8.14  written off as uncollectible any accounts
receivable or trade notes in excess of reserves; or

                           2.8.15  introduced any material change with respect
to the operation of its business, including its method of accounting.

                  2.9 Taxes. Except as set forth in Schedule 2.9, such Party (i) has duly and timely filed or caused to be filed all federal, state, local and foreign tax returns and reports of "Taxes" (as hereinafter defined) required to be filed by it prior to the date of this Agreement which relate to it or with respect to which it or its assets or properties are liable or otherwise in any way subject, (ii) has paid or fully accrued for all Taxes, interest, penalties, assessments and deficiencies shown to be due and payable on such returns and reports (which Taxes, interest, penalties, assessments and deficiencies are all the Taxes, interest, penalties, assessments and deficiencies due and payable under the laws and regulations pursuant to which such returns were filed), and (iii) has properly accrued for all such Taxes accrued in respect of it or its assets and properties for periods subsequent to the periods covered by such returns. Except as set forth in Schedule 2.9, no deficiency in payment of taxes for any period has been asserted by any taxing body and remains unsettled at the date of this Agreement. Such Party has made all withholdings of Taxes required to be made under all applicable United States, state and local tax regulations and such withholdings have either been paid to the respective governmental agencies or set aside in accounts for such purpose or accrued, reserved against and entered upon the books of such Party. As used herein, the term "Tax" or "Taxes" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Internal Revenue Code ("Code") Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum or estimated tax, assessment, charge, levy or fee of any kind whatsoever, which are due or alleged to be due to any taxing authority, whether disputed or not.

                  2.10     Real Property.  Except as set forth on Schedule 2.10:

                           (a)      Schedule 2.10 hereto identifies all
interests in real property, including land and improvements held by such Party as of the date hereof, together with the nature of such interest. Such Party owns fee simple title to the tracts of Real Property set forth opposite its respective name on Schedule 2.10. To the extent that any interest in real property set forth thereon is leased or shared, Schedule 2.10 identifies the property as leased and describes the lease agreement and sets forth the nature and proportion of the sharing arrangement;

                           (b)      the Real Property comprises all of the real
property associated with or employed or used in the business of each of the Facilities;

                           (c)      except as set forth in Schedule 2.10(c), to
the best knowledge of such Party, no part of the Real Property contains, is located within or abuts any navigable water or other body of water, tideland, wetland, marshland or any other area which is subject to special state, federal or municipal regulation, control or protection;

                           (d)      such Real Property adjoins dedicated public
roadways and there is access for motor vehicles from the Real Property to such roadways by valid public or private easements; and, to the best knowledge of such Party, there are no conditions existing which could result in the termination or reduction of the current access from the Real Property to existing roadways;

                           (e)      all essential utilities (including water,
sewer, electricity and telephone service) are available to the Real Property;

                           (f)      to the best knowledge of such Party, the
Facilities and the Real Property and the businesses conducted thereon are in material compliance with all applicable planning, zoning, land use, public health, fire safety and building codes and ordinances; the consummation of the transactions contemplated herein will not result in a violation of any applicable planning, land use, public health, fire safety, zoning or building code or ordinance, or the termination of any applicable zoning variances, conditional use permits, waivers, exemptions or "grandfathering" now existing; and final, permanent and unconditional certificates of occupancy and/or use have been duly issued by the applicable governmental authority having jurisdiction for all buildings located on the Real Property;

                           (g)      such Party has not received actual notice
of a violation of any ordinance or other law, order, regulation or requirement, and has not received actual notice of condemnation or similar proceedings relating to any part of the Real Property;

                           (h)      the Real Property of such Party is subject
only to the Liens described in Schedule 2.10(h), and on the Closing Date will be subject only to the Liens described on Schedule 2.10(h) which are not designated therein as "excluded" and any other Liens approved by the Company in writing on or after the effective date hereof (the "Permitted Encumbrances");

                           (i)      such Party has not created or may not assert
any rights in respect of any Liens which will interfere with the Company's use of the Real Property after the Closing Date;

                           (j)      except for those tenants in possession of
the Real Property under contracts described in Schedule 2.10(j), there are no parties in possession of, or claiming any possession, adverse or not, to or other interest in, any portion of Real Property as lessees, tenants at sufferance, trespassers or otherwise;

                           (k)      no tenant is entitled to any rebate,
concession or free rent, other than as set forth in the contract with such tenant; no commitments have been made to any tenant for repairs or improvements other than for normal repairs and maintenance in the future or as set forth in the contract with such tenant; and no rents due under any of the tenant contracts have been assigned or hypothecated to, or encumbered by, any person, other than pursuant to the encumbrances relating to indebtedness to be satisfied on or prior to the Closing Date, or Permitted Encumbrances, as additional security for the payment thereof;

                           (l)      no part of the Real Property is currently
subject to condemnation, eminent domain or other proceedings for the taking thereof, and to the best of such Party's knowledge, no condemnation or taking is threatened or known by such Party to be contemplated; and

                           (m)      the improvements to the Real Property are
located entirely within the boundaries of the Real Property and, to such Party's knowledge, do not materially violate any building set back lines or materially encroach upon any easements located on the Real Property.

                  2.11 Title to Property and Assets; Sufficiency of Facilities Assets.

                           (a)      Such Party has good and marketable title to
the Facilities Assets owned by it (including, without limitation, the properties and assets reflected in the Balance Sheets except any thereof since disposed of for value in the ordinary course of business) except for the Permitted Encumbrances, and none of such properties or assets is, except as disclosed in the Balance Sheets or the Schedules hereto, subject to a contract of sale not in the ordinary course of business, or, except for Permitted Encumbrances, subject to any Liens.

                           (b)      Except as described on Schedule 2.11, such
Facilities Assets constitute, in the aggregate, all the properties and assets necessary for the operation of such Party's Facilities as currently conducted. The Facilities Assets, together with the Excluded Assets, comprise all of the following: (i) all assets owned by such Party, (ii) all assets used in connection with the Facilities and their related businesses and (iii) all assets owned, used or operated by any affiliate of such Party located within a fifty
(50) mile radius of Las Vegas, Nevada.

                  2.12 Condition of Property. All buildings on the Real Property and all items of tangible personal property, equipment, fixtures and inventories included within the assets and properties of such Party or required to be used in the ordinary course of its business are being contributed and transferred pursuant to this Agreement on an "as is, where is" basis with no representations or warranties express or implied as to their physical condition and WITHOUT ANY WARRANTIES FROM ANY PARTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

                  2.13 List of Contracts and Other Data. Schedule 2.13 sets forth the following information with respect to the properties and assets of such Party, other than the Excluded Assets (indicating in each case, where appropriate, whether or not consent by a third party is required for the transfer of such properties and assets to the Company):

                           2.13.1 a description of all real property leased by
such Party and all leases of real property to which such Party is a party;

                           2.13.2  a list of all personal property owned of
record or beneficially by such Party having a value per item or group of items in excess of $1,000 and all leases of personal property, licenses, permits, franchises, concessions, certificates of public convenience or the like to which such Party is a party;

                           2.13.3  a list of (i)  all United States and foreign
patents, trademarks and trade names, trademark and trade name registrations, service marks and service mark registrations, copyrights and copyright registrations, unexpired as of the date hereof, all United States and foreign applications pending on said date for patents, for trademark or trade name registrations, for service mark registrations, or for copyright registrations, and all trademarks, trade names, service marks, labels and other trade rights in use on said date, all of the foregoing being owned in whole or in part as noted thereon on said date by such Party, (ii) a description of all action taken by such Party to protect all tradenames used by it, and (iii) all licenses granted by or to such Party and all other agreements to which such Party is a party, which relate in whole or in part to any items of the categories mentioned in clause (i) above or to any other proprietary rights, whether owned by such Party or otherwise;

                           2.13.4  a list of all existing contracts and
commitments to which such Party is a party or by which such Party or any of its respective properties or assets is bound, except for Immaterial Contracts. "Immaterial Contracts" shall mean contracts which (i) no party thereto is a physician, physician group or other referral source to a Facility, and is not a third party payor contract and is not a real estate lease and (ii) requires payment by any Party to such contract of less than $100,000 per year; and

                           2.13.5  a list of (i) all collective bargaining
agreements, multi-employer pension plans, employment, consulting and separation agreements, executive compensation plans, bonus plans, incentive compensation plans, deferred compensation agreements, employee pension plans or retirement plans, employee profit sharing plans, employee stock purchase and stock option plans and hospitalization insurance or other plans or arrangements providing for benefits for employees or former employees of such Party, and (ii) all Multiemployer Plans (as defined in ERISA as hereinafter defined) which such Party maintains or has maintained or to which such Party makes, is required to make, has made or has been required to make a contribution.

                  All documents, rights, obligations and commitments referred to in this Section 2.13 are, to the best knowledge of such Party, valid and enforceable in accordance with their terms for the period stated therein and there is not under any of them any existing breach, default, event of default or event which with the giving of notice or lapse of time, or both, would constitute a default, by such Party, or, to such Party's knowledge, by any other party thereto, nor, except as set forth on Schedule 2.13, has any party thereto given notice of or made a claim with respect to any breach or default. There are no existing laws, regulations or decrees, nor to such Party's knowledge are there any proposed laws, regulations or decrees, which adversely affect any of such documents, rights, obligations or commitments. Except as set forth on
Schedule 2.13, no part of the business or operations of such Party is dependent to any material extent on any patent, trademark, copyright, or license or any assignment thereof or any secret processes or formulae. Except as set forth on
Schedule 2.13, none of the rights of such Party under such documents, rights, obligations or commitments is subject to termination or modification as a result of the transactions contemplated hereby.

                  2.14 No Breach or Default. Such Party is not in default under any contract to which it is a party or by which it is bound, nor has any event occurred which, after the giving of notice or the passage of time or both, would constitute a default under any such contract except as set forth in
Schedule 2.14. Such Party has no reason to believe that the parties to such contracts will not fulfill their obligations under such contracts in all material respects or are threatened with insolvency.

                  2.15 Labor Controversies. Neither such Party, nor any of its employees, is a party to any collective bargaining agreement except as included in Schedule 2.13. There are not any controversies pending or, to the knowledge of such Party, threatened between such Party and any of its employees which might reasonably be expected to materially adversely affect the conduct of its business, or any unresolved labor union grievances or unfair labor practice or labor arbitration proceedings pending or, to the knowledge of such Party, threatened relating to its business, and to the knowledge of such Party, there are not any further organizational efforts presently being made or threatened involving any of the employees of such Party. Except as set forth on Schedule 2.15, such Party has not received any notice or claim that it has not complied with any laws relating to the employment of labor, including any provisions thereof relating to wages, hours, collective bargaining, the payment of social security and similar taxes, equal employment opportunity, employment discrimination and employment safety, or that such Party is liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing.

                  No person or Party (including, but not limited to, any governmental agency) has any claim or basis for any action or proceeding, against a Party, arising out of any statute, ordinance or regulation relating to wages, collective bargaining, discrimination in employment or employment practices or occupational safety and health standards (including, but not limited to, the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, as amended, the Occupational Safety and Health Act, or the Age Discrimination in Employment Act of 1967 or the Americans With Disabilities Act of 1990). Each Party has complied with all laws and regulations with respect to the determining of independent contractor or employee status.

                  2.16 Litigation. Except as set forth in Schedule 2.16, there are no claims, actions, suits or proceedings or, to the knowledge of such Party, investigations with respect to such Party, involving claims by or against such Party which are pending or, to such Party's knowledge, threatened against such Party, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, or before the internal grievance mechanisms of such Party. To such Party's knowledge, no basis for any action, suit or proceeding exists, and there are no orders, judgments, injunctions or decrees of any court or governmental agency with respect to which it has been named or to which it is a party, which directly apply, in whole or in part, to the business of such Party, or to any of its assets or properties, or which would result in any material adverse change in its business.

                  2.17 Patents; Trademarks, Etc. No patents, trademarks, trade names, copyrights, registrations or applications are necessary for the conduct of the business of such Party as now conducted, other than those listed in Schedule 2.13 hereto. Except as described in Schedule 2.13 hereto, all such patents, trademarks, trade names, copyrights and registrations are in good standing, are valid and enforceable and are free from any default on the part of such Party. Such Party is not a licensor in respect of any patents, trademarks, trade names, copyrights or registrations or applications therefor. Such Party is not in violation of any patent, patent license, trade name, trademark, or copyright of others. No director, officer or employee of such Party owns, directly or indirectly, in whole or in part, any patents, trademarks, trade names, copyrights, registrations or applications therefor or interests therein which such Party has used, is presently using, or the use of which is necessary for its business as now conducted.

                  2.18 Licenses; Permits; Authorizations. Schedule 2.18 hereto is a schedule of all rights, approvals, authorizations, consents, licenses, orders, accreditations, franchises, concessions, certificates and permits of all governmental agencies, whether United States, state or local, and accrediting bodies, (collectively, the "Licenses") required by the nature of the business conducted by such Party to permit the continued operation of its business in the manner in which it was conducted as of the date hereof (indicating in each case, where appropriate, whether or not the consent by a third party to the transfer to the Company is required). Such Party has all Licenses required to permit the operation of its business as presently conducted; such Party's business is and has been operated in all material respects in compliance therewith and all such Licenses are in full force and effect and no action or claim is pending, nor to the knowledge of such Party, is threatened to revoke, terminate or declare invalid any of the foregoing.

                  2.19     Compliance with Applicable Law; Environmental Laws.

                           (a)      Except as set forth on Schedule 2.19 hereto,
the conduct of the business of such Party does not (i) violate or infringe any domestic or foreign laws, statutes, rules or regulations or any material ordinances, including, without limitation, any of the foregoing that pertain to or regulate the operation of a hospital, consumer protection, health and safety or occupational safety matters, or (ii) violate or infringe any right or patent, trademark, trade name, service mark, copyright, know-how or other proprietary right of third parties, the enforcement of which would adversely affect the business of such Party or the value of its properties or assets.

                           (b)      Neither such Party nor, to the knowledge of
such Party, any of its employees, officers and directors in their capacities as such, have engaged in any activities which are prohibited under any federal laws, or the regulations promulgated pursuant to such laws or related state or local laws, statutes or regulations or which are prohibited by rules of professional conduct, including but not limited to the following: (i) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment; (ii) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment;
(iii) presenting or causing to be presented a claim for reimbursement for services under Medicare, Medicaid or other state health care programs that is for an item or service that is known or should be known to be (a) not provided as claimed, or (b) false or fraudulent; (iv) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment; (v) knowingly and willfully offering, paying, soliciting, or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind (a) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare, Medicaid or other state health care program, or (b) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service, or item for which payment may be made in whole or in part by Medicare, Medicaid or other state health care program; (vi) knowingly making a payment, directly or indirectly, to a physician as an inducement to reduce or limit necessary services to individuals who are under the direct care of the physician and who are entitled to benefits under Medicare, Medicaid, or other state health care programs;

(vii) providing to any person information that is known or should be known to be false or misleading that could reasonably be expected to influence the decision when to discharge a patient from a Facility; (viii) knowingly and willfully making or causing to be made or inducing or seeking to induce the making of any false statement or representation (or omitting to state a material fact required to be stated therein or necessary to make the statement contained therein not misleading) of a material fact with respect to (a) the conditions or operations of a Facility in order that the Facility may qualify for Medicare, Medicaid or other state health care program certification, or (b) information required to be provided under ss.1124A of the Social Security Act (42 U.S.C. ss.1320a-3); or
(ix) knowingly and willfully (a) charging for any Medicaid service money or other consideration at a rate in excess of the rates established by the state, or (b) charging, soliciting, accepting or receiving, in addition to amounts paid by Medicaid, any gift money, donation or other consideration (other than a charitable, religious or other philanthropic contribution from an organization or from a person unrelated to the patient) (1) as a precondition of admitting the patient, or (2) as a requirement for the patient's continued stay in the Facility.

                           (c)      All Licenses currently held by such Party
pursuant to the Environmental Laws are identified in Schedule 2.18.

                           (d)      Such Party is in compliance in all material
respects with all applicable Environmental Laws except as disclosed in Schedule 2.19.

                           (e)      In regards to the Facilities and the Real
Property, there is no Environmental Claim pending or, to such Party's knowledge, threatened against the Facilities or the Real Property or, to such Party's best knowledge after due inquiry, any other person whose liability for any Environmental Claim such Party has retained or assumed contractually; to such Party's knowledge, there are no past or present actions, activities, circumstances, conditions, events or incidents, including the release, emission, discharge or disposal of any Materials of Environmental Concern, that could form the basis of any Environmental Claim against such Party or against any person whose liability for any Environmental Claim such Party has retained or assumed contractually; and such Party has not received any written communication, whether from a governmental authority or otherwise, that alleges that such Party is not in full compliance with all applicable Environmental Laws.

                           (f)      In regards to the Facilities and the Real
Property, without in any way limiting the generality of the foregoing, (i) all on-site and off-site locations where such Party has stored, disposed or arranged for the disposal of Materials of Environmental Concern are identified in
Schedule 2.19, (ii) all Contracts dealing with the removal, storage, disposal and handling of Materials of Environmental Concern are with properly licensed and registered vendors, (iii) all underground storage tanks, and the capacity and contents of such tanks, located on the Real Property are identified in
Schedule 2.19, (iv) except as set forth on Schedule 2.19, there is no asbestos contained in or forming part of the Real Property, and (v) except as set forth on Schedule 2.19, no polychlorinated biphenyls (PCBs) are used or stored on the Real Property.

                           (g)      As used herein:  (i) "Environmental Claim"
means any written notice by a person alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from, directly or indirectly, the presence, or release into the environment, of any Materials of Environmental Concern (as defined below); (ii) "Environmental Laws" means any and all federal, state, local and foreign laws and regulations (including common law) relating to pollution or protection of human health or the environment (including ground water, land surface or subsurface strata), including laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, recycling, reporting or handling of Materials of Environmental Concern; and
(iii) "Materials of Environmental Concern" means chemicals, pollutants, contaminants, wastes (including medical waste), toxic substances, polychlorinated biphenyls (PCB's), ureaformaldehyde, petroleum and petroleum products and such other substances, materials and wastes which are defined or classified as hazardous or toxic under any Environmental Laws.

                  2.20     Employee Benefit Plans; Employees and Employee
Relations.

                           2.20.1  Attached hereto is an accurate list
(Schedule 2.20.1) of all "employee welfare benefit plans" and "employee pension benefit plans" (collectively, "Qualified Plans"), as such terms are defined by the Employment Retirement Income Security Act of 1974, as amended ("ERISA"), and any other group employee benefit plan, agreement, arrangement or understanding maintained for the benefit of such Party (the Qualified Plans, together with such other plans, arrangements and understandings, collectively, the "Employee Benefit Plans"). To the extent available, complete and genuine copies of the summary plan descriptions have been provided to the other Party, which summary plan descriptions accurately summarize the material provisions of the Employee Benefit Plans. Neither such Party nor any other members of the Controlled Group of Corporations (as defined in Section 1563 of the Code) that includes such Party contributes to, ever has contributed to, or ever has been required to contribute to any Multiemployer Plan (as defined in Section 3(37) of ERISA) or has any liability (including withdrawal liability) under any Multiemployer Plan. There is no lien, encumbrance or claim of any type on the Facilities Assets or against such Party with respect to the Employee Benefit Plans, and such Party has not taken any action, or omitted to take any action, with respect to the Employee Benefit Plans (or has any knowledge of the same) that would or could be expected to result in a Lien on the Facilities Assets or against such Party.

                           2.20.2  Schedule 2.20.2 sets forth a complete list
(as of the date set forth therein) of names, positions, current annual salaries or wage rates, and bonus and other compensation arrangements of all full-time and part-time employees of such Party.

                  2.21     Adverse Agreements; No Adverse Change.

                           (a)      Such Party is not a party to or subject to
any agreement or instrument or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree or rule specifically naming such Party which adversely affects the business, operations, properties, assets or conditions, financial or otherwise, of such Party.

                           (b)      To the best of such Party's knowledge there
has not been any material adverse change in, or development materially adversely affecting the business, assets, financial position or results of operations of any of such Party since the Balance Sheet date.

                  2.22 Trade Notes and Accounts Receivable; Trade Accounts Payable; Prepaid Contracts.

                           (a)      Except as set forth on Schedule 2.22
hereto, the trade notes and accounts receivable of such Party are reflected on the Balance Sheets and all trade notes and accounts receivable arising thereafter and prior to the Closing Date arose and will arise from bona fide transactions in the ordinary course of business of such Party, and are (except for normal claims and allowances which are consistent with past experience of such Party and which in the aggregate are not material) current, arose in the usual and ordinary course of business of such Party from arms-length transactions, are not subject to any defenses, counterclaims or set-offs which would materially adversely affect such trade notes and accounts receivable, and, to such Party's knowledge, are fully collectible, less the applicable allowance for doubtful accounts. Such Party has fully performed all obligations with respect to such trade notes and accounts receivable which it was obligated to perform prior to the date hereof and Schedule 2.22 sets forth an aging schedule, as of December 31, 1997, or thereafter, for all such trade notes and accounts receivable.

                           (b)      The trade accounts payable of such Party
reflected on the Balance Sheets and all trade accounts payable arising thereafter and prior to the Closing Date arose and will arise from bona fide transactions in the ordinary course of business of such Party and were paid or are not yet due and payable.

                           (c)      Schedule 2.22 hereto sets forth the amounts
and dates of all payments (the "Prepayments") received by such Party which relate to services to be performed by such Party subsequent to the Closing Date, including, without limitation, all such payments expressly authorized to be made in advance by any of the terms of any contract or agreement with such Party.

                  2.23 Inventories and Supplies. All inventories and supplies of such Party, whether or not reflected in the Balance Sheets, consist of a quality and quantity useable and salable in the ordinary course of business, without discount or reduction, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Balance Sheets. All inventories and supplies not written off are valued at the lower of cost (applied on a first in, first out basis) or market in accordance with generally accepted accounting principles. The present quantities of inventory and supplies are not excessive and are reasonable and consistent with the past inventory and supply practices of such Party.

                  2.24 Illegal Payments. Such Party has not, nor to the knowledge of such Party, has any of its respective directors or officers, in their capacity as such, either directly or indirectly, made any illegal payments to, or provided any illegal benefit or inducement for, any person pursuant to an action illegal under any federal, state or local law.

                  2.25 Insurance Policies. (a) Schedule 2.25 contains a correct and complete description of all insurance policies of such Party covering such Party and its employees, agents and assets. Each such policy is in full force and effect and, to the knowledge of such Party, is reasonably adequate in coverage and amount to insure against customarily insured risks to which such Party and its employees, businesses, properties and other assets may likely be exposed in the operation of its business. All premiums with respect to such insurance policies have been paid on a timely basis, and no notice of cancellation or termination has been received with respect to any such policy. To the knowledge of such Party, and except as set forth on Schedule 2.25, there are no pending claims against such insurance by such Party as to which the insurers have denied coverage or otherwise reserved rights. Since January 1, 1994, such Party has not been refused any insurance with respect to its assets or operations, nor has its coverage been limited by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance.

                           (b)      Schedule 2.25 contains a correct and
complete description of all insurance policies of such Party covering the Real Property. Each such policy is in full force and effect and, to the knowledge of such Party, is reasonably adequate in coverage and amount to insure against customarily insured risks with respect to property of this type. All premiums with respect to such insurance policies have been paid on a timely basis, and no notice of cancellation or termination has been received with respect to any such policy. Except as set forth on Schedule

2.25, there are no pending claims against such insurance by such Party as to which the insurers have denied coverage or otherwise reserved rights.

                  2.26 Professional Staff, Medicare, Medicaid and Other Health Care Programs.

                           (a)      The professional licensed provider staff of
each of the Facilities consists of the persons whose names and status are set forth on Schedule 2.26(a) hereto.

                           (b)      Except as set forth on Schedule 2.26(b)
hereto, such Party is certified for participation in the Medicare and Nevada Medical Assistance ("Medicaid") programs, and has a current and valid provider contract with such programs.

                           (c)      Except as set forth on Schedule 2.26(c)
hereto, such Party has timely filed or caused to be timely filed all cost reports and other reports of every kind whatsoever required by any governmental or other entity to be made by it with respect to the purchase of services by third-party purchasers, including but not limited to Medicare and Medicaid programs and other insurance carriers, and all such reports are complete and accurate in all material respects. Such Party has paid or caused to be paid all refunds, discounts or adjustments which have become due in accordance with said reports as filed and, except as set forth on Schedule 2.26(c), have not been notified that there is any further liability now due (whether or not disclosed in any report heretofore or hereafter made) for any such refund, discount or adjustment, or any interest or penalties accruing with respect thereto. Such Party has delivered to the other Party complete copies of all of its Medicare and Medicaid cost reports submitted by such Party for the two most recent fiscal years.

                           (d)      To the knowledge of such Party, such Party
and its officers, directors, employees or agents (acting in their capacities as such), have not engaged in any activities which (i) could subject such Party or person to sanctions under 42 U.S.C. ss.1320a-7 (other than subparagraph (b)(7) thereof) or (ii) at the time such activities were engaged in were known or reasonably could have been known to be prohibited under Federal Medicare and Medicaid statutes, 42 U.S.C. ss.ss.1320a-7a and 1320a-7b, or the regulations promulgated pursuant to such statutes or related state or local statutes or regulations or which are prohibited by rules of professional conduct.

                  2.27 Facility Surveys. True and complete copies of any and all licensure survey reports and any and all Medicare and/or Medicaid and JCAHO or other accreditation survey reports issued within the 24-month period preceding the execution of this Agreement with respect to each Facility for which surveys are conducted by the appropriate state or Federal agencies having jurisdiction thereof and JCAHO or accreditation bodies have been furnished to the other Party, along with true and complete copies of any and all plans of correction which the agencies required to be submitted in response to said survey reports.

                  2.28 Related Party Transactions. To the knowledge of such Party, except as set forth in Schedule 2.28, and except for compensation to employees for services rendered, no current director or officer of such Party or any affiliate thereof is presently, or during the last fiscal year has been, (a) a party to any material transaction with such Facility (including, but not limited to, any contract or other arrangement providing for the furnishing of service by, or rental of real or personal property from, or otherwise requiring payments to, any such director, officer, or shareholder, or (b) the direct or indirect owner of any interest in any person which is a present competitor, supplier or customer of such Party with respect to the business, nor does any such person receive income from any source other than such Party which should properly accrue to such Party.

                  2.29 No Brokers. Such Party has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the Company following the Merger or any other Party to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, and such Party is not aware of any claim or basis for any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

                  2.30 No Misrepresentation or Omission. No representation or warranty by such Party in this Article 2 or in any other Article or Section of this Agreement, or in any certificate or other document furnished or to be furnished by or on behalf of such Party pursuant hereto, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein not misleading.

         3.       [Article 3 intentionally omitted.]

         4.       Covenants of the Parties.

                  4.1      Access to Facilities and Additional Information.

                           4.1.1  From the date hereof until the Closing Date,
the Parties shall provide, and cause their respective agents (including counsel and accountants) to provide to one another reasonable access to and the right to inspect the Facilities Assets and their respective books and records pertaining to the Facilities Assets, and will furnish and cause to be furnished to one another all material information concerning their respective businesses not otherwise disclosed pursuant to this Agreement, and such additional financial, operating and other data and information regarding themselves, their respective businesses and the Facilities Assets as either of them may from time to time reasonably request, without regard to where such information may be located.

                           4.1.2  Promptly after the execution of this
Agreement, each Party shall deliver to one another, to the extent not already delivered, copies of all title insurance policies and binders in the possession of either Party for any of the Real Property and copies of all surveys of any of the Real Property in the possession of either Party.

                  4.2 Operations. From the date hereof until the Closing Date and except as otherwise expressly provided in this Agreement, each of Desert Springs and Valley will:

                           (a)      carry on its business in substantially the
same manner as heretofore and not make any material change in its personnel, operations, finances, accounting policies, or real or personal property;

                           (b)      maintain the Facilities Assets and all parts
thereof in their current condition, ordinary wear and tear excepted;

                           (c)      perform all of its obligations relating to
or affecting the Facilities Assets or the business of its Facility;

                           (d)      use their reasonable efforts to obtain
appropriate releases, consents, estoppels and other instruments as the other Party may reasonably request;

                           (e)      keep in full force and effect present
insurance policies or other comparable insurance and maintain sufficient liquid reserves to meet all deductible, self-insurance and copayment requirements under present insurance policies;

                           (f)      maintain and preserve its business
organizations and operations intact, deal with the present employees at its Facility in a manner consistent with its existing personnel policies; maintain its relationships with physicians, suppliers and other persons having business relations with it; and cooperate with the other Party by taking such actions as are reasonably necessary to facilitate the smooth, efficient and successful transition to the Company following the Merger of such business organizations and operations and employee and other relations; and

                           (g)      permit and allow reasonable access by the
other Party to discuss post-closing employment with any of its personnel and to establish relationships with physicians, suppliers and others having business relations with it.

                  4.3 Negative Covenants. From the date hereof until the Closing Date, except as otherwise expressly permitted by this Agreement or without the prior written consent of one another, none of Desert Springs or Valley will:

                           (a)      amend or terminate any of the Assumed
Contracts, enter into any contract or agreement or incur or agree to incur any liability, except in the ordinary and regular course of business, and in no event that requires the payment by such entity prior to the Closing Date or the Company following the Merger of an amount greater than twenty-five thousand dollars ($25,000) per contract or agreement, or that is not terminable without cause or penalty within thirty (30) days following the Closing Date;

                           (b)      make offers to any of its employees for
employment with it after the Closing Date;

                           (c)      increase compensation payable or to become
payable to, make a bonus payment to, or otherwise enter into one or more bonus agreements with, any of its employees or agents, except in the ordinary and regular course of business in accordance with existing personnel policies;

                           (d)      create, assume or permit to exist any new
Lien upon any of the Facilities Assets other than purchase money liens arising in the ordinary course of business;

                           (e)      sell, assign, transfer, distribute or
otherwise dispose of any property, plant or equipment, except in the ordinary and regular business of the Facilities with comparable replacement thereof;

                           (f)      take any action outside the ordinary and
regular course of business;

                           (g)      take any action relating to its liquidation
or dissolution; or

                           (h)      create, incur, assume, guarantee or
otherwise become liable for, cancel, pay, agree to cancel or pay, provide for a complete or partial discharge in advance of a scheduled payment date with respect to, or waive any right to receive any direct or indirect payment or other benefit under, any liability except in the ordinary and regular course of business and in an amount not exceeding $25,000 individually or $50,000 in the aggregate.

                  4.4 Governmental Approvals. From the date hereof until the Closing Date, each Party shall (a) promptly apply for and use its reasonable best efforts to obtain prior to the Closing Date all consents, approvals, authorizations and clearances of governmental and regulatory authorities required of it to consummate the transactions contemplated hereby, (b) provide such information and communications to governmental and regulatory authorities as such authorities may reasonably request, and (c) assist and cooperate with the other Party to obtain all consents, licenses, permits, approvals, authorizations and clearances of governmental and regulatory authorities that the other Party reasonably deems necessary or appropriate, and to prepare any document or other information required of the Company following the Merger by any such authorities, in order to consummate the transactions contemplated herein.

                  4.5 Insurance Ratings. From the date hereof until the Closing Date, each Party will take all action reasonably requested by the other Party to enable the Company following the Merger to succeed to the worker's compensation and unemployment insurance ratings of each Party with respect to its Facility for insurance purposes. The Company shall not be obligated to succeed to any such rating except as it may elect to do so.

                  4.6 Employees; Employee Benefit Plans. Each Party shall retain all liabilities and obligations for all benefits under the Employee Benefit Plans, regardless of whether any such liabilities and obligations are disclosed on the Balance Sheets (including, without limitation, any and all workers' compensation, health, disability or other benefits due to or for the benefit of any employees of such Party or their covered dependents) with the exception of vacation, sick leave, paid time off and the like, and COBRA, all of which will be assumed by the Company. As of the Closing Date, each Party shall terminate the participation of all employees in any Employee Pension Benefit Plan in which any of such Party's employees participates, and provide for distributions pursuant to the terms of the plans, ERISA and the Code.

                  4.7 Further Acts and Assurances. At any time and from time to time at and after the Closing, upon request of the Company, each Party shall do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, such further acts, deeds, assignments, transfers, conveyances, powers of attorney, confirmations and assurances as the Company may reasonably request to more effectively convey, assign and transfer to and vest in the Company, full legal right, title and interest in and actual possession of the Facilities Assets and the business of the Parties, to confirm each Party's capacity and ability to perform its post-closing covenants and agreements under this Agreement, and to generally carry out the purposes and intent of this Agreement. Each Party shall also furnish the Company with such information and documents in its possession or under its control, or which such Party can execute or cause to be executed, as will enable the Company to prosecute any and all petitions, applications, claims and demands by or against third parties relating to or constituting a part of the Facilities Assets and the business of the Parties. After the Closing Date, the Parties shall promptly remit to the Company any payments received by such Party with respect to any accounts receivable or other amounts sold to the Company; and similarly, after the Closing Date the Company shall promptly remit to a Party any payments received by the Company with respect to accounts receivable or other amounts retained by such Party. Any funds so collected will be remitted within five (5) days following receipt of such payment.

                  4.8 Summerlin Transaction. Simultaneous with the contribution of the Facilities Assets to Newco UHS-1 pursuant to this Agreement,
(i) Summerlin Hospital Medical Center, L.P. ("Summerlin") shall contribute, convey, assign, transfer and deliver to Summerlin Hospital Medical Center LLC, a limited liability company ("Newco UHS-2") created by Summerlin pursuant to the LLC Act those assets and properties of Summerlin which are in the nature of the Facilities Assets (but excluding its assets and properties which are in the nature of Excluded Assets) and (ii) Newco UHS-2 shall assume and agree to pay, perform and discharge the liabilities and obligations of Summerlin which are in the nature of Assumed Liabilities. Simultaneous with the consummation of the Merger, Summerlin shall sell to Desert Springs and Desert Springs shall acquire a twenty-six and 115/1000 percent (26.115%) interest in Newco UHS-2 upon terms and conditions mutually acceptable to Valley, Summerlin and Desert Springs, and Summerlin thereafter shall own a seventy-three and 885/1000 percent (73.885%) interest in Newco UHS-2.

                  4.9 Additional Properties and Assets. On or prior to the Closing Date, Valley shall cause the entities listed on Schedule 4.9, all of which Valley represents are its affiliates, to convey to Valley or Newco UHS-1, or contribute to the Company, the properties and assets listed on Schedule 4.9. If such properties and assets are conveyed to Valley such properties and assets shall constitute UHS Facilities and shall be contributed by Valley to Newco UHS-1 pursuant to the terms of this Agreement as if they had been contributed prior to execution hereof. Any representations, warranties, and covenants (including liabilities not assumed) which reference knowledge, receipt of notice, or a phrase of similar import, shall also include knowledge, notice or phrase of similar import of such affiliate of Valley and any references in
Section 1.7 and Sections 2.7 to 2.30 to Valley as a Party shall include such affiliate of Valley.

         5.       Matters Pertaining to the Company.

                  5.1 Employee Matters. Subject to the exclusions set forth in this Section, the Parties will cause the Company to offer to employ as of the Closing Date, on an at-will basis (subject to any existing union contracts), all employees working at the Facilities immediately prior to the Closing Date (including those on leave) so that the Parties may avoid the imposition of any liability under the WARN Act and the Company shall pay all liability of the Parties under the WARN Act resulting from the Company's failure to do so. For the employees who accept the Company's offer of employment, the Company shall recognize the employee's length of service with the Parties for vesting and benefits eligibility purposes under the Company's employee benefit programs. Notwithstanding the foregoing, the Company shall have no obligation to offer employment to, except as required under any union contract, (i) those employees who are "part-time employees" (as defined in the WARN Act) and (ii) those employees who voluntarily elect to leave the employment of any Party.

                  5.2 Further Acts and Assurances. At any time and from time to time at and after the Closing Date, the Parties shall cause the Company to execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered such further acts, deeds, assignments, transfers, conveyances, powers of attorney, confirmations and assurances as the Parties may reasonably request to confirm the capacity and ability of the Company to perform those acts relating to the post-closing covenants and agreements of the Parties (with respect to causing the Company to perform such acts) under this Agreement, and to generally carry out the purposes and intent of this Agreement. The Parties shall cause the Company to furnish the Parties with such information and documents in its possession or under its control, or which it can execute or cause to be executed, as will enable the Parties to prosecute any and all petitions, applications, claims and demands by or against third parties relating to or constituting a part of the Facilities Assets and the business of the Facilities for which any Party is liable hereunder or relating to Government Reimbursement Programs.

         6.       Conditions of Closing.

                  6.1 Conditions of Closing. The obligations of the Parties to contribute the Facilities Assets and cause the Merger to be consummated shall be subject to and conditioned upon the satisfaction at the Closing Date of each of the following conditions (it being understood and agreed that (i) the conditions to the benefit of Valley are solely with respect to Quorum Facilities and Desert Springs and not with respect to itself or its Facilities and (ii) the conditions to the benefit of Desert Springs are solely with respect to UHS Facilities and Valley and not with respect to itself or its Facilities):

                           6.1.1    All representations and warranties of the
Parties contained in this Agreement and the Schedules hereto shall be true and correct in all material respects at and as of the Closing Date, the Parties shall have performed in all material respects all agreements and covenants and satisfied all conditions on their part to be performed or satisfied by the Closing Date pursuant to the terms of this Agreement, and each Party shall have received a certificate of the other Party dated the Closing Date to such effect.

                           6.1.2    Except as caused solely by any change in
the relevant market conditions and prospects, for which the other Party shall assume all risk, there shall have been no material adverse change since the date of the Balance Sheets in the financial condition, business or affairs of each Party; and each Party shall not have suffered any material loss (whether or not insured) by reason of physical damage caused by fire, earthquake, accident or other calamity which substantially affects the value of its assets, properties or business the insurance proceeds related to which are not, in the reasonable opinion of the other Party, adequate to repair such damage and compensate for any lost business related thereto. Each Party shall have received a certificate of the other Party dated the Closing Date that the statements set forth in this
Section 6.1.2 are true and correct.

                           6.1.3    Each Party shall have delivered to the other
Party a Certificate of the Secretary of State (or other authorized officer) of the State of its jurisdiction of incorporation, and certifying as of a date reasonably close to the Closing Date that such Party has filed all required reports, paid all required fees and taxes, and is, as of such date, in good standing and authorized to transact business as a domestic corporation.

                           6.1.4    Each Party shall have delivered to the other
Party a certificate of its corporate Secretary certifying:

                                    (i)  The Resolutions of its Board of
Directors authorizing the execution, performance and delivery of this Agreement and the execution, performance and delivery of all agreements, documents and transactions contemplated hereby;

                                    (ii)  The incumbency of its officers
executing this Agreement and all agreements and documents contemplated hereby;
and

                                    (iii) That the Articles of Incorporation and
Bylaws of such Party attached to such certificate are complete and correct and in effect as of the date of such certification.

                           6.1.5    Each Party shall have received from counsel
for the other Party (which may be house counsel), an opinion, dated the Closing Date, satisfactory to such party in the form attached hereto as Exhibit B.

                           6.1.6    All material authorizations, consents,
waivers, approvals, orders, registrations, qualifications, designations, declarations, filings or other actions required with or from any governmental entity (including without limitation receipt of licenses (or commitments to issue licenses) to own and operate the Facilities and for the Company following the Merger to conduct the businesses of the Parties as currently conducted) in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly obtained and shall be reasonably satisfactory to the Parties, and copies thereof shall be delivered to the Parties prior to the Closing Date.

                           6.1.7    On the Closing Date, no injunction or order
shall be in effect prohibiting consummation of the transactions contemplated hereby or which would make the consummation of such transactions unlawful and no action or proceeding shall have been instituted and remain pending before a governmental entity to restrain or prohibit the transactions contemplated by this

Agreement and no adverse decision shall have been made by any such governmental entity which is reasonably likely to materially adversely affect the Company, the Parties, Newco UHS-1, Newco Q-1 or the Facilities Assets. No federal, state or local statute, rule or regulation shall have been enacted the effect of which would be to prohibit, materially restrict, impair or delay the consummation of the transactions contemplated hereby or materially restrict or impair the ability of the Company following the Merger to own the Facilities Assets or to conduct the businesses relating thereto.

                           6.1.8    The Parties' receipt of standard ALTA or
CLTA fee owner's title insurance policies using the current ALTA or CLTA form(the "Title Policies") insuring title (at standard market rates for fee simple or leasehold title) to each parcel of Real Property in the Company, as fee owner, or with respect to the Boyer Property and the Capstone Property identified on Schedule 2.13, as leasehold owner, as the case may be, subject only to the Permitted Encumbrances, in the aggregate amount of $50,000,000 for Valley and $44,300,000 for Desert Springs, and issued by a national title insurance company (the "Title Company"). The Title Policies shall be issued with all standard or general printed exceptions (other than the survey exceptions) deleted and will contain a so-called "non-imputation" endorsement and such additional endorsements as the Parties may reasonably require.

                           6.1.9    Execution and delivery by the Parties of
the Instruments of Conveyance set forth in Section 1.4.

                           6.1.10   Execution and delivery by the Company and
the parties thereto of the Management Agreement in substantially the form attached hereto as Exhibit C (the "Management Agreement").

                           6.1.12   Execution and delivery by the Company and
the Parties of the Operating Agreement in substantially the form attached hereto as Exhibit D (the "Operating Agreement").

                           6.1.13   The Company's receipt of current as-built
surveys of the Real Property, and the Boyer Property and the Capstone Property described on Schedule 2.13, prepared and certified by a registered surveyor licensed in the State of

Nevada (the "Surveys"). The Surveys shall be in form and substance mutually satisfactory to the Parties.

                           6.1.14   Execution and delivery by Valley, Universal
Health Services, Inc. and the Company of the Schwartz Sublease in substantially the form attached hereto as Exhibit E (the "Schwartz Sublease").

                           6.1.15   Execution and delivery by Valley, Summerlin
and Universal Health Services, Inc. of the Survey Agreement in substantially the form attached hereto as Exhibit F (the "Survey Agreement").

         7. Nature and Survival of Representations and Warranties; Indemnification.

                  7.1 Events of Default. A breach as a result of the failure of a Party to perform any of its agreements, covenants and obligations under this Agreement, shall be considered a default hereunder giving rise to the indemnification set forth in Section 7.3 hereof.

                  7.2 Survival of Representations, Etc. All representations and warranties made by the Parties in this Agreement or in any exhibit, schedules or certificates hereof or in connection with the transactions contemplated hereby shall terminate at the Closing Date, and thereafter be of no further force or effect and no action or cause of action on account thereof shall survive. All other agreements, covenants and obligations of the Parties in this Agreement or in any exhibit, schedules, certificate, document or instrument delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby, and the remedies of the Parties with respect thereto, shall survive the closing of the transactions contemplated by this Agreement.

                  7.3 Indemnification. From and after the Closing Date, each Party, as the case may be (an "Indemnifying Party"), severally and not jointly, shall indemnify and hold the other Party and the Company, as the case may be, and their respective affiliates, agents and representatives (an "Indemnified Party"), harmless from and against any and all claims, losses, expenses, damages or liabilities arising out of or relating to any of the following: (i) any breach, violation or nonperformance of a covenant, agreement or obligation to be performed hereunder on the part of any Indemnifying Party; (ii) any claims against, or liabilities or obligations of an Indemnifying Party not specifically assumed by an Indemnified Party pursuant to this Agreement; or (iii) any actions, judgments, costs and expenses (including reasonable attorneys' fees and all other expenses incurred in investigating, preparing or defending any litigation or proceedings, commenced or threatened) incident to any of the foregoing or the enforcement of this Section. In addition to the foregoing, following the Merger the Parties shall cause the Company to indemnify and hold the Parties and their affiliates harmless from and against any and all claims, losses, expenses, damages or liabilities arising out of or relating to the Company's assumption of the Assumed Liabilities and any actions, judgments, costs and expenses (including reasonable attorneys' fees and all other expenses incurred in investigating, preparing or defending any litigation or proceedings, commenced or threatened) incident to the foregoing. Any indemnification payment pursuant to the foregoing shall include interest at a floating rate equal to the prime rate of Citibank N.A., from time to time, from the date the Indemnified Party provides the Indemnifying Party notice of the loss, cost, expenses or damages until the date of payment.

                  7.4 Representation, Cooperation and Settlement. (a) An Indemnified Party agrees to give prompt written notice to an Indemnifying Party of any claim against it which might give rise to a claim by such Indemnified Party based on the indemnity agreement contained in Section 7.3 hereof, stating the nature and basis of the first-mentioned claim and the amount thereof; provided, that the failure of the Indemnified Party to give the Indemnifying Party prompt notice shall not relieve the Indemnifying Party of any of its obligations hereunder, but may create a cause of action for breach for damages directly attributable to such delay.

                           (b)      The Indemnifying Party shall have full
responsibility and authority with respect to the payment, settlement, compromise or other disposition of any third party dispute, action, suit or proceeding subject to indemnification by such Indemnifying Party hereunder, including, without limitation, the right to conduct and control all negotiations with respect to the settlement, compromise or other disposition thereof, and the Indemnified Party agrees to cooperate with the Indemnifying Party in any reasonable manner requested by the Indemnifying Party in connection with any such negotiations. The Indemnified Party shall have the right, without prejudice to the Indemnifying Party's rights under this Agreement, at the Indemnified Party's sole expense, to be represented by counsel of its own choosing and with whom counsel for the Indemnifying Party shall confer in connection with the defense of any such action, suit or proceeding. The Parties agree to render to each other such assistance as may reasonably be requested in order to insure the proper and adequate defense of any such action, suit or proceeding. Notwithstanding the foregoing, the Indemnifying Party may compromise and settle any claim, action, or suit to which it must indemnify an Indemnified Party hereunder, provided that it gives the Indemnified Party advance notice of any proposed compromise or settlement and shall obtain the consent of the Indemnified Party to such proposed compromise or settlement, which consent shall not be unreasonably withheld.

         8.       Transactions Subsequent to the Closing Date

                  8.1 Access to Records. From time to time after the Closing Date, upon the request of the Company, each Party will provide the Company with reasonable access to any records, documents and data relating to the Facilities Assets or any of the Parties retained by any of the Parties wherever located. From time to time after the Closing Date, upon the request of either Party, the other Party shall cause the Company to make available to the requesting Party any records, documents and data relating to the Facilities Assets acquired by the Company as needed for any lawful purpose (including such Party's inspection and copying of the same), and each Party shall have the same rights of access to inspect and copy that such Party had prior to the Closing Date; provided, however, that any records, documents and data pertaining to a particular Facility delivered to or made available to such Party and its representatives will be treated as strictly confidential by such Party and its representatives, will not be directly or indirectly divulged, disclosed or communicated to any other person other than such Party and its representatives who are reasonably required to have access to such information (unless such Party is compelled to disclose the same by judicial or administrative process), and will be returned to the Company when such Party's use therefor has terminated. The Parties shall cause the Company to instruct the appropriate employees of the Facilities to cooperate in providing access to such records to the Parties and their authorized representatives as contemplated herein. Access to such records shall be, wherever reasonably possible, during normal business hours, with reasonable prior written notice to the Company of the time when such access shall be needed. The Parties shall cause the Company to provide sufficient office space to such requesting Party without charge to conduct the activities described herein. The Parties' employees, representatives and agents shall conduct themselves in such a manner so that the Company's normal business activities shall not be unduly or unnecessarily disrupted. For a period of seven
(7) years following the Closing Date, neither of the Parties shall, and each of the Parties shall cause the Company not to, discard, destroy or otherwise dispose of records, documents and data relating to the Facilities Assets or the Parties without first making such records, documents and data available to the other Party for inspection and copying. The

Parties shall cause the Company to retain the records, documents and data pertaining to a particular Facility at such Facility (or at such other locations as the Company and the Parties shall determine by their mutual agreement from time to time) at the Company's cost, until the expiration of seven (7) years from the Closing Date.

                  8.2 Litigation Cooperation. After the Closing Date, upon prior reasonable written request, each Party shall cooperate with the other and with the Company, at the requesting Party's expense (but including only out-of-pocket expenses to third parties and not the costs incurred by any Party for the wages or other benefits paid to its officers, directors or employees), in furnishing information, testimony and other assistance in connection with any actions, tax or cost report audits, proceedings, arrangements or disputes involving any of the Parties hereto (other than in connection with disputes between the Parties hereto) and based upon contracts, arrangements or acts of any Party or any of their respective affiliates which were in effect or occurred on or prior to the Closing Date and which related to the Facilities Assets, including, without limitation, arranging discussions with, and the calling as witnesses of, officers, directors, employees, agents and representatives of the Company.

         9.       Termination.

                  9.1 Methods of Termination. The transactions contemplated herein may be terminated at any time before or after approval thereof by the Parties, but not later than the Closing Date:

                           (i)      By mutual consent of the Parties; or

                           (ii)     by a Party after March 1, 1998 if any of the
conditions in Section 6.1 to the benefit of such Party shall not have been met or waived in writing prior to such date.

                  9.2 Procedure Upon Termination. In the event of termination pursuant to Section 9.1 hereof, written notice thereof shall forthwith be given to the other Party and the transactions contemplated by this Agreement shall be terminated, without further action by any party. If the transactions contemplated by this Agreement are terminated as provided herein:

                           (i)      Each Party will redeliver all documents,
work papers and other material of the other Party relating to the transactions contemplated hereby, whether so obtained before or after the execution of this Agreement, to the Party furnishing the same; and

                           (ii)     No Party shall have any liability or further
obligation to the other Party to this Agreement other than the confidentiality obligations set forth in Section 10.6 hereof.

         10.      Miscellaneous.

                  10.1 Notice. Any notice required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered or mailed by certified or registered mail, return receipt requested, addressed as follows:

         If to Valley:              Universal Health Services, Inc.
                                    367 South Gulph Road
                                    Box 61558
                                    King of Prussia, Pennsylvania  19406
                                    Attention: Michael G. Servais, Sr.
                                    Vice President

         Copies to:                 Bruce Gilbert, Esq.
                                    General Counsel
                                    Universal Health Services, Inc.
                                    367 South Gulph Road
                                    Box 61558
                                    King of Prussia, Pennsylvania  19406

                  and
                                    Klett Lieber Rooney & Schorling
                                    A Professional Corporation
                                    40th Floor, One Oxford Centre
                                    Pittsburgh, Pennsylvania  15219
                                    Attention:  Robert T. Harper, Esq.

         If to Desert Springs:
                                    Quorum Health Group, Inc.
                                    103 Continental Place
                                    Brentwood, Tennessee 37027
                                    Attention: Ashby Q. Burks,
                                    Vice President/General Counsel
                                    Facsimile No. (615) 371-4788

         Copies to:                 Ernest E. Hyne, II, Esquire
                                    Harwell Howard Hyne
                                    Gabbert & Manner, P.C.
                                    1800 First American Center
                                    315 Deaderick Street
                                    Nashville, Tennessee 37238
         If to the
         Company:                   Valley Health System LLC
                                    c/o Quorum Health Group, Inc.
                                    103 Continental Place
                                    Brentwood, Tennessee 37027
                                    Attention: Ashby Q. Burks,
                                    Vice President/General Counsel
                                    Facsimile No. (615) 371-4788

                                    and

                                    Valley Health System LLC
                                    c/o Universal Health Services, Inc.
                                    367 South Gulph Road
                                    Box 61558
                                    King of Prussia, Pennsylvania  19406
                                    Attention: Michael G. Servais, Sr.
                                    Vice President

                                    (or to such other address as any Party or
the Company, as the case may be, shall specify by written notice so given), and shall be deemed to have been duly delivered: (a) if delivered personally or sent by facsimile, on the date received and (b) if delivered by overnight courier, on the day after mailing.

                  10.2 Execution of Additional Documents. The Parties will at any time, and from time to time after the Closing Date, upon request of the other Party, execute, acknowledge and deliver all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be required to carry out the intent of this Agreement and to transfer and vest title to any Facilities Assets being transferred hereunder, and to protect the right, title and interest in and enjoyment of all of the Facilities Assets granted, assigned, transferred, delivered and conveyed pursuant to this Agreement with all costs being borne by the Company; provided, however, that this

Agreement shall be effective regardless of whether any such additional documents are executed.

                  10.3     Waivers and Amendment.

                           (a)      Each Party may, by written notice to each
other Party executed by a properly authorized officer, (i) extend the time for the performance of any of the obligations or other actions of the other; (ii) waive any inaccuracies in the representations or warranties of the other contained in this Agreement; (iii) waive compliance with any of the covenants of the other contained in this Agreement; and (iv) waive or modify performance of any of the obligations of the other.

                           (b)      This Agreement may be amended, modified or
supplemented only by a written instrument executed by all the Parties. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants or agreements contained herein. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

                  10.4 Expenses. Whether or not the transactions contemplated by this Agreement are consummated, each Party shall pay the fees and expenses of their respective counsel, accountants, other experts and all other expenses incurred by them incident to the negotiation, preparation and execution of this Agreement and the performance by them of their obligations hereunder.

                  10.5 Occurrence of Conditions Precedent. Each of the Parties agrees to use its reasonable efforts to cause all conditions precedent to its obligations under this Agreement to be satisfied.

                  10.6     Confidentiality Obligations; Public Announcements.

                           (a)      Each Party agrees that it will treat in
confidence all documents, materials and other information which it shall have obtained regarding the other Party during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents, and, in the event the transactions contemplated hereby shall not be consummated, each Party will return to the other Party all copies of non-public documents and materials which have been furnished in connection therewith. The obligation of each Party to treat such documents, materials and other information in confidence shall not apply to any information which (i) such Party can demonstrate was already lawfully in its possession prior to the disclosure thereof by the other Party, (ii) is known to the public and did not become so known through any violation of a legal obligation, (iii) became known to the public through no fault of such Party or
(iv) is later lawfully acquired by such Party from other sources. Except as required by law and except for disclosures to its advisors, who shall be advised of the confidentiality requirements herein, no Party shall disclose to any person the identity of the other Party, the terms or provisions of this Agreement or the content of any discussions or communications between any of the Parties.

                           (b)      Any public announcement or similar publicity
with respect to this Agreement or the transactions contemplated hereby will be issued, if at all, at such time and in such manner as the Parties determine. Unless consented to by each Party in advance or required by law, prior to the Closing Date, each Party shall keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any person. The Parties will consult with each other concerning the means by which their respective employees, customers, and suppliers and others having dealings with them will be informed of the transactions contemplated by this Agreement.

                  10.7 Binding Effect; Benefits. Subject to Section 10.14, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors, executors, administrators and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the Parties or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

                  10.8 Entire Agreement. This Agreement, together with the Exhibits, Schedules and other documents contemplated hereby, constitute the final written expression of all of the agreements between the Parties, and is a complete and exclusive statement of those terms. It supersedes all prior understandings and negotiations (written and oral) concerning the matters specified herein. Any representations, promises, warranties or statements made by a Party that differ in any way from the terms of this written Agreement and the Exhibits, Schedules and other documents contemplated hereby, shall be given no force or effect. The Parties specifically represent, each to the other, that there are no additional or supplemental agreements between them related in any way to the matters herein contained unless specifically included or referred to herein. No addition to or modification of any provision of this Agreement shall be binding upon any party unless made in writing and signed by all Parties.

                  10.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada exclusive of the conflict of law provisions thereof.

                  10.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

                  10.11 Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the Parties only, and shall be given no substantive or interpretive effect whatsoever.

                  10.12 Incorporation of Exhibits and Schedules. All Exhibits and Schedules attached hereto are by this reference incorporated herein and made a part hereof for all purposes as if fully set forth herein.

                  10.13 Severability. If for any reason whatsoever, any one or more of the provisions of this Agreement shall be held or deemed to be inoperative, unenforceable or invalid as applied to any particular case or in all cases, such circumstances shall not have the effect of rendering such provision invalid in any other case or of rendering any of the other provisions of this Agreement inoperative, unenforceable or invalid.

                  10.14 Assignability. Neither this Agreement nor any of the Parties' rights hereunder shall be assignable by any Party hereto without the prior written consent of the other Party.

                  [SIGNATURES ARE ON THE NEXT FOLLOWING PAGES]

                  IN WITNESS WHEREOF, the Parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year hereinabove first set forth.


                                            VALLEY MEDICAL CENTER, INC.

                                            By:
                                               ------------------------

                                            Title:
                                                  ---------------------


                                            NC-DSH, INC.

                                            By:
                                               ------------------------

                                            Title:
                                                  ---------------------

                                JOINDER AGREEMENT


                  The undersigned hereby agrees to become a party to that certain Contribution Agreement (the "Contribution Agreement") by and between Valley Hospital Medical Center, Inc., a Nevada corporation ("Valley") and NC-DSH, Inc., a Nevada corporation ("Desert Springs") for the sole purpose of unconditionally guaranteeing the performance of the obligations of and payments by Valley under Section 7.3 of the Contribution Agreement and for no other purpose. By executing this Joinder Agreement the undersigned hereby guarantees the due and punctual payment and performance by Valley of its obligations under
Section 7.3 of the Contribution Agreement. This Joinder Agreement may not be terminated by the undersigned until such time as all amounts due and obligations owing or to be owed by Valley under such Section shall have been fully paid and performed. In the event of breach under Section 7.3, the parties thereto shall have the right to proceed against the undersigned or Valley separately, jointly, or against the undersigned without first proceeding against Valley. Bankruptcy or the like of Valley shall be no defense to the undersigned.

                  IN WITNESS WHEREOF, and intending to be legally bound hereby, the undersigned has executed this Joinder Agreement this 30th day of January, 1998.


                                            Universal Health Services, Inc.



                                            By:
                                               --------------------------------

                                            Title:
                                                  -----------------------------

                                JOINDER AGREEMENT


                  The undersigned hereby agrees to become a party to that certain Contribution Agreement (the "Contribution Agreement") by and between Valley Hospital Medical Center, Inc., a Nevada corporation ("Valley") and NC-DSH, Inc., a Nevada corporation ("Desert Springs") for the sole purpose of unconditionally guaranteeing the performance of the obligations of and payments by Desert Springs under Section 7.3 of the Contribution Agreement and for no other purpose. By executing this Joinder Agreement the undersigned hereby guarantees the due and punctual payment and performance by Desert Springs of its obligations under Section 7.3 of the Contribution Agreement. This Joinder Agreement may not be terminated by the undersigned until such time as all amounts due and obligations owing or to be owed by Desert Springs under such Section shall have been fully paid and performed. In the event of breach under
Section 7.3, the parties thereto shall have the right to proceed against the undersigned or Desert Springs separately, jointly, or against the undersigned without first proceeding against Desert Springs. Bankruptcy or the like of Desert Springs shall be no defense to the undersigned.

                  IN WITNESS WHEREOF, and intending to be legally bound hereby, the undersigned has executed this Joinder Agreement this 30th day of January, 1998.

                                             Quorum Health Group, Inc.



                                             By:
                                                -------------------------------
                                                      Roland P. Richardson

                                             Title:   Senior Vice President
                                                   ----------------------------

                       SCHEDULES, EXHIBITS AND APPENDICES
                            TO CONTRIBUTION AGREEMENT


Schedule
--------

1.1(b)            Tangible Personal Property

1.1(n)            Plaza Surgery Center

1.2(a)            UHS Excluded Businesses and Real Estate

1.2(i)            Other Excluded Assets

1.3.1             Assumed Contracts

1.6(c)            List of Additional Assumed Liabilities

1.7(q)            Liens and Mortgages Not Released at Closing

2.2               Authorization; Validity and Effect of Agreements

2.3               Subsidiaries; Debt and Equity Securities

2.4               Capitalization of Parties; Outstanding Rights,
                  Warrants, etc.

2.6               Financial Statements

2.7               Absence of Undisclosed Liabilities

2.8               Absence of Certain Changes or Events

2.9               Taxes

2.10              Real Property

2.10(c)           Navigable Water

2.10(h)           Liens on Real Property

2.10(j)           Leases of Real Property

2.11              Exceptions to Sufficiency of Facilities Assets


2.13              List of Contracts and Other Data

2.14              Exceptions to No Breach or Default

2.15              Labor Controversies

2.16              Litigation

2.18              Licenses; Permits; Authorizations

2.19              Compliance with Applicable Law; Environmental Laws

2.20.1            Employee Benefit Plans

2.20.2            Employees

2.22              Trade Notes and Accounts Receivable; Aging
                  Schedule; Prepayments

2.25              Insurance Policies; Pending Insurance Claims

2.26(a)           Professional Staff

2.26(b)           Medicare and Medicaid Participation

2.26(c)           Cost Reports

2.28              Related Party Transactions

4.9               Additional Properties and Assets


Exhibit
-------

A                 Agreement and of Merger

B                 Form of Opinion of Parties' Counsel

C                 Form of Management Agreement

D                 Form of Operating Agreement

E                 Form of Schwartz Sublease

F                 Form of Survey Agreement



                                      iii